Exhibit 99.1

      ElkCorp Appoints Shauna R. King to its Board of Directors

    DALLAS--(BUSINESS WIRE)--July 2, 2004--ElkCorp, (NYSE:ELK) announced today the appointment of Shauna R. King to its Board of Directors, effective immediately. Ms. King will stand for election to be voted on by shareholders at ElkCorp's 2004 annual meeting in October. King's appointment brings the total number of independent board members to five, further enhancing the supermajority of independent directors, in line with the preference stated in its corporate governance guidelines.
    "Shauna is a seasoned executive with a proven track record in assisting companies in executing their strategies for growth," said Jim Hall, Chairman of the ElkCorp Corporate Governance Committee. "Ms. King brings to the Board wide-ranging expertise not only in corporate planning and development but also in marketing, corporate finance, and IT for PepsiCo, a world leader in convenient foods and beverages, with revenues of about $27 billion and over 143,000 employees. Her knowledge in these areas, plus her demonstrated leadership abilities, makes Shauna a significant addition to our Board who will assist the management team in leading ElkCorp into the future."
    Prior to her appointment to the ElkCorp Board of Directors, Ms. King was employed by PepsiCo for 10 years and held many leadership positions within the company. Her most recent position was as President of PepsiCo Shared Services and as Global CIO. Her prior experience also includes two years as VP and General Manager of Club Channel and seven years as a Director in the Finance department of the FritoLay Company, where she was responsible for the development of a value pricing strategy for its snack food line that increased overall customer value, a key element in the tremendous growth in FritoLay's market share in the 1990's. Ms. King is also a Board member for Transora, a privately held company focusing on data synchronization solutions, where she is a member of the Finance Committee.
    King earned an MBA in Finance from Cornell University and an undergraduate degree from St. Lawrence University where she graduated magna cum laude.

    About ElkCorp

    ElkCorp, through its subsidiaries, manufactures Elk brand premium roofing and building products (over 90% of consolidated sales) and provides technologically advanced products and services to other industries. Each of ElkCorp's principal operating subsidiaries is a leader within its particular market. Its common stock is listed on the New York Stock Exchange (ticker symbol: ELK). See www.elkcorp.com for more information.

    CONTACT: ElkCorp, Dallas
             Stephanie Elwood, 972-851-0472